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                                                                    EXHIBIT 99.1

[PERCEPTRON LOGO]

47827 Halyard Drive
Plymouth, Michigan 48170
Phone 734-414-6100 - Fax 734-414-4700

Contact: John J. Garber
Vice President Finance & CFO
734 414-6100



        PERCEPTRON ANNOUNCES SECOND QUARTER RESULTS FOR FISCAL YEAR 2004


PLYMOUTH, MICHIGAN, FEBRUARY 10, 2004 - PERCEPTRON, INC. (NASDAQ: PRCP) today announced sales of $13.6 million and net income of $1.5 million, or $0.18 per share, for the second quarter ended December 31, 2003, compared with sales of $12.8 million and net income of $1.1 million, or $0.14 per share, for the quarter ended December 31, 2002. For the six month period ended December 31, 2003 the Company reported sales of $25.9 million and net income of $2.6 million, or $0.30 per share, compared with sales of $23.5 million and net income of $1.4 million, or $0.17 per share, for the same period one year ago.

Sales during the quarter were approximately $856,000 higher than the second quarter of fiscal 2003. Sales in North America of $9.1 million were up $2.0 million compared to the second quarter of fiscal 2003. Sales in Europe of $4.2 million were down $900,000. In both territories the sales change was primarily due to the timing of customer orders. The year-to-date sales improvement of approximately $2.4 million was primarily due to higher AutoGauge(R) and WheelWorks(R) product line sales and the strong Euro.

The gross profit margin of 47.7% this quarter was down compared with 53.4% in the second quarter of fiscal 2003 when results for the quarter benefited from higher than normal revenue in Europe related to customer buy-offs on completed system installations with nominal associated costs. Selling, general and administrative and engineering, research and development expenses in total were comparable to the second quarter of fiscal 2003. Foreign currency and other income of $763,000 was significantly higher than last year primarily due to foreign currency gains related to the strengthening Euro.

The Company had new order bookings of $12.4 million during the second quarter compared with new order bookings of $12.0 million in the first quarter of fiscal 2004 and $17.0 million for the same period one year ago. The high level of new orders last year was principally due to bookings for $13.9 million of AutoGauge systems of which $10.0 million was placed by European automotive manufacturers. The Company's backlog was $16.6 million as of December 31, 2003 compared with $17.9 million as of September 30, 2003.

Alfred A. Pease, chairman, president and chief operating officer, commented, "We were very pleased with our operating results for the second quarter. The rate of new orders received during the quarter met our expectations and we expect that the Company's operating results will remain positive for the remainder of fiscal 2004. Our balance sheet is strong and continues to strengthen. We had cash of $17.4 million after paying the arbitration award of approximately $2.4 million that was disclosed in our press release dated February 25, 2003. Shareholders' equity was $48.7 million or, $5.67 per share as of December 31, 2003."

Perceptron, Inc. will hold a conference call/webcast chaired by Alfred A. Pease, President & CEO today at 10:00 a.m. (EST). Investors can access the call at http://www.firstcallevents.com/service/ajwz398739587gf12.html or by dialing 800-915-4836 (domestic callers) or 973-317-5319 (international callers). If you are unable to participate during the live webcast, the call will be digitally rebroadcast for seven days, beginning at 12:00 p.m. today and running until 11:59 p.m. on Tuesday, February 17, 2004. You can access the rebroadcast by dialing 800-428-6051 (domestic callers) or 973-709-2089 (international callers) and entering the passcode of 335874.

A replay of the call will also be available in the "Company-News" section of the Company's website at www.perceptron.com for approximately one year following the call.








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Safe Harbor Statement
Certain statements in this press release may be "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, including the Company's expectation as to fiscal 2004 and future revenue, order booking levels and earnings levels. The Company assumes no obligation for updating any such forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements. Actual results could differ materially from those in the forward-looking statements due to a number of uncertainties in addition to those set forth in the press release, including, but not limited to, the dependence of the Company's revenue on a number of sizable orders from a small number of customers, the timing of orders and shipments which can cause the Company to experience significant fluctuations in its quarterly and annual revenue and operating results, timely receipt of required supplies and components which could result in delays in anticipated shipments, general product demand and market acceptance risks, the ability of the Company to successfully compete with alternative and similar technologies, the timing and continuation of the Automotive industry's retooling programs including the risk that the Company's customers postpone new tooling programs as a result of economic conditions or otherwise, the ability of the Company to resolve technical issues inherent in the development of new products and technologies, the ability of the Company to identify and satisfy market needs, general product development and commercialization difficulties, the ability of the Company to attract and retain key personnel, especially technical personnel, the quality and cost of competitive products already in existence or developed in the future, the level of interest existing and potential new customers may have in new products and technologies generally, rapid or unexpected technological changes and the effect of economic conditions, particularly economic conditions in the domestic and worldwide Automotive industry, which has from time to time been subject to cyclical downturns due to the level of demand for, or supply of, the products produced by companies in this industry. The Company's expectations regarding future bookings and revenues are projections developed by the Company based upon information from a number of sources, including, but not limited to, customer data and discussions. These projections are subject to change based upon a wide variety of factors, a number of which are discussed above. Certain of these new orders have been delayed in the past and could be delayed in the future. Because the Company's products are typically integrated into larger systems or lines, the timing of new orders is dependent on the timing of completion of the overall system or line. In addition, because the Company's products have shorter lead times than other components and are required later in the process, orders for the Company's products tend to be given later in the integration process.










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                                PERCEPTRON, INC.
                             SELECTED FINANCIAL DATA
                     (In Thousands Except Per Share Amounts)
                                   (Unaudited)


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


CONDENSED INCOME STATEMENTS                         THREE MONTHS ENDED          SIX MONTHS ENDED
                                                       DECEMBER 31,               DECEMBER 31,
                                                    2003         2002          2003         2002
                                                  --------     --------      --------     --------
Net Sales                                         $ 13,607     $ 12,751      $ 25,875     $ 23,528
Cost of Sales                                        7,120        5,941        13,777       12,022
                                                  --------     --------      --------     --------
       Gross Profit                                  6,487        6,810        12,098       11,506
Selling, General and Administrative Expense          3,215        3,289         5,700        5,842
Engineering, Research and Development Expense        1,665        1,575         3,102        3,034
                                                  --------     --------      --------     --------
       Operating Income                              1,607        1,946         3,296        2,630
Interest Income (Expense), net                          89          (16)          140          (68)
Foreign Currency and Other                             763           56           752          (69)
                                                  --------     --------      --------     --------
Income Before Income Taxes                           2,459        1,986         4,188        2,493
Income Tax Expense                                     929          851         1,631        1,071
                                                  --------     --------      --------     --------
Net Income                                        $  1,530     $  1,135      $  2,557     $  1,422
                                                  ========     ========      ========     ========

Earnings Per Share
            Basic                                 $   0.18     $   0.14      $   0.30     $   0.17
            Diluted                               $   0.16     $   0.14      $   0.28     $   0.17

Weighted Average Common Shares Outstanding
            Basic                                    8,585        8,253         8,507        8,248
            Diluted                                  9,298        8,339         9,266        8,276
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CONDENSED BALANCE SHEETS                                      DECEMBER 31,       JUNE 30,
                                                                 2003             2003
                                                                -------          -------
Cash and Cash Equivalents                                       $17,429          $11,101
Other Current Assets                                             27,971           33,773
Property and Equipment, Net                                       8,200            8,290
Other Non-Current Assets, Net                                     5,811            6,250
                                                                -------          -------
            Total Assets                                        $59,411          $59,414
                                                                =======          =======

Current Liabilities                                             $10,708          $14,469
Shareholders' Equity                                             48,703           44,945
                                                                -------          -------
            Total Liabilities and Shareholders' Equity          $59,411          $59,414
                                                                =======          =======
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